Exhibit 10.8

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

LICENSE AND SUPPLY AGREEMENT

This License and Supply Agreement ("Agreement"), dated as of March 10, 2015 (the "Effective Date"), is made by and between Journey Medical Corporation, a Delaware corporation ("Journey"), and Blu Caribe, Inc., a Puerto Rican corporation ("Blu").

ARTICLE 1
DEFINITIONS

As used throughout this Agreement and any exhibits, schedules or attachments hereto, each of the following terms will have the respective meaning set forth below:

"Accounting Standards" shall mean U.S. generally accepted accounting principles, consistently applied throughout the organization of a party.

"Act" means the United States Federal Food, Drug, and Cosmetic Act as amended from time to time.

"Affiliate" means, with respect to a party, any other business entity that directly or indirectly controls, is controlled by, or is under common control with, such party. A business entity or party will be regarded as in control of another business entity if it owns directly or indirectly (i) in the case of corporate entities, more than fifty percent (50%) of the equity securities in the subject entity entitled to vote in the election of directors, and (ii) in the case of an entity that is not a corporation, more than fifty percent (50%) of the equity securities or other ownership interests in the subject entity with the power to direct the management and policies of such entity by any means whatsoever or entitled to elect the corresponding management authority.

"ANDA" means an abbreviated new drug application pursuant to 21 U.S.C. § 355(j) et seq., and the regulations promulgated thereunder, as such application may be amended or supplemented from time to time.

"Applicable Law" means all applicable provisions of constitutions, statutes, laws, rules, treaties, regulations, guidelines and orders of all governmental authorities and all applicable orders, rules and decrees of courts in the Territory.

"Blu ANDA" means the abbreviated new drug application No. 062269 filed with the FDA and all supplements and amendments thereto.

"Blu Indemnified Parties" has the meaning given in Section 12.2.

"Blu Net Profit" means Blu Net Sales less Cost of Blu Royalty Product less Distribution Costs incurred by Blu during the respective Contract Quarter.

"Blu Net Sales". means the gross invoice price from sales of the Blu Royalty Product in the Territory by Blu or its Affiliates, less:

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

(a)	returns, return reserves, and discounts, including discounts made by means of rebates, to direct or indirect customers, including patient rebate cards, wholesaler fees and chargebacks directly related to the sales of the Blu Royalty Product (and including rebates or other payments required to be paid to governmental entities in connection with sales of such product pursuant to the Omnibus Budget Reconciliation Act of 1990 and similar other Federal or state legislation or programs, including for damaged goods, returns, recalls, rebates, savings cards or rejections);

(b)	applicable taxes (to the extent borne by Blu and separately stated on the invoice and included in the gross invoice price), other than income taxes;

(c)	sales credits customary in the industry and accrued in accordance with applicable Accounting Standards, including price protection, shelf stock adjustments, other price adjustments, pre-procurement charges by customers (backorder charges), and other similar charges; and

(d)	any other specifically identifiable costs or charges included in the gross invoice price for the Blu Royalty Product customarily deducted in the pharmaceutical industry, including, without limitation, shipping, and insurance.

Blu Net Sales shall be determined in accordance with Accounting Standards, consistent with Blu's books and records applicable in the Territory. Sales of Blu Royalty Product between Blu and any of its Affiliates for resale shall be excluded from the computation of Blu Net Sales, but the subsequent resale of Blu Royalty Product to an Third Party shall be included within the computation of Blu Net Sales.

"Blu Royalty Product" means generic Doxycycline Hyclate 50 mg tablets that are the subject of the Blu ANDA that do not contain any branding, including, without limitation, trademarks, logos, or brand names.

"Blu 100mg Product" means generic Doxycycline Hyclate 100 mg tablets that are the subject of the Blu ANDA that do not contain any branding, including, without limitation, trademarks, logos, or brand names.

"Business Day" means any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York are closed.

"cGMP" means current Good Manufacturing Practices, as set forth in the United States Code of Federal Regulations (21 CFR part 210 & Part 211).

"Commercially Reasonable" means, with respect to the efforts to be expended or considerations to be undertaken by a party related to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish a similar objective, activity or decision under similar circumstances. Such efforts will be similar to those efforts, considerations and resources commonly used by a party for a similar product owned by it or to which it has rights, which product is at a similar stage in its product life and is of similar market potential taking into account the competitiveness of alternative products sold by third parties in the marketplace, the regulatory status, market conditions and the profitability of the product.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

"Convicted Entity" means a corporation, partnership or association that has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. § 1320a — 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

"Convicted Individual" means an individual who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. § 1320a — 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

"Cost of Blu Royalty Product" shall mean an amount equal to [***] ([***] %) of the fully absorbed costs to manufacture a Blu Royalty Product, consisting of raw and packaging materials, labor and allocated overhead, based on the full absorption costing allocation method to manufacturing a Blu Royalty Product, in each case determined and recorded in accordance with Accounting Standards. Cost of Blu Royalty Product as of the Effective Date is set forth in Schedule B.

"Cost of Journey Product" shall mean an amount equal to [***] ([***] %) of the fully absorbed costs to manufacture a Journey Product, consisting of raw and packaging materials, labor and allocated overhead, based on the full absorption costing allocation method to manufacturing a Journey Product, in each case determined and recorded in accordance with Accounting Standards. Cost of Journey Royalty Product as of the Effective Date is set forth in Schedule B.

"Damages" has the meaning given in Section 12.1.

"Data Package" means the technical manufacturing and quality information contained within the Blu ANDA and specifications and control documents that provide for the technical and regulatory transfer of data to a third party manufacturer of Journey Product to assure supply of the Journey Products. The information required in the Data Package is listed in Schedule D.

"Debarred Entity" means a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. § 335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or Affiliate of a Debarred Entity.

"Debarred Individual" means an individual who has been debarred by the FDA pursuant to 21 U.S.C. § 335 (a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application.

"Detail" means a face-to-face contact by a sales representative with a healthcare professional during which time a promotional message involving a Journey Product is presented to the healthcare professional in the first position. The sales representative will, as is commercially reasonable inquire, investigate, promote, request, or identify where a prescriber may prescribe Journey Product. Sales aids, product samples, co-pay cards, and various other marketing materials or promotions may be utilized when commercially reasonable.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

"Distribution Costs" means total costs incurred by a party for customary distribution expenses (e.g., insurance, transportation and freight outbound charges, VAT tax and duties).

"Excluded Entity" means an entity (i) that has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General ("OIG/HHS") of the Department of Health and Human Services, or (ii) that has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the United States General Services Administration ("GSA").

"Excluded Individual" means an individual who has been excluded, debarred, suspended or is otherwise ineligible to participate in (i) federal health care programs such as Medicare or Medicaid by the OIG/HHS, or (ii) federal procurement and non-procurement programs, including those produced by the GSA.

"FDA" means the U.S. Food and Drug Administration, and any successor or replacement agency.

"Force Majeure Event" has the meaning given in Article 8.

"Initial Forecast" has the meaning given in Section 4.3.

"Journey Marketing Costs" means total costs incurred by Journey for customary selling, promoting and marketing Journey Product within the Territory, including, without limitation all (i) sales force costs, (sales team expenses, sales compensation, promotional budgets, training, equipment relating to sales and engaging customers, sample tracking, and FDA required methods including Sunshine Act and PDMA compliance, (ii) expenses regarding sales force targeting, for example: sales force automation, territory alignment, prescription data, and call and detail tracking, (iii) expenses regarding marketing tactical programs to enhance product uptake, for example: sales aid development, copay cards, samples, and other communications to reach and influence, including all support provided to the sales team. Journey Marketing Costs shall be documented in accordance with Accounting Standards.

"Journey Net Profit" means Journey Net Sales less (i) Cost of Journey Product, (ii) Distribution Costs incurred by Journey during the respective quarter, and (iii) Journey Marketing Costs, subject to limits set forth in section 5.3(d) incurred by Journey in the respective Quarter.

"Journey Net Sales" means the gross invoice price from sales of the Journey Product in the Territory by Journey or its Affiliates, less:

(a)	returns, return reserves, and discounts, including discounts made by means of rebates, to direct or indirect customers, including patient rebate cards, wholesaler fees and chargebacks directly related to the sales of the Journey Product (and including rebates or other payments required to be paid to governmental entities in connection with sales of such product pursuant to the Omnibus Budget Reconciliation Act of 1990 and similar other Federal or state legislation or programs, including for damaged goods, returns, recalls, rebates, savings cards or rejections);

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

(b)	applicable taxes (to the extent borne by Journey and separately stated on the invoice and included in the gross invoice price), other than income taxes;

(c)	sales credits customary in the industry and accrued in accordance with applicable Accounting Standards, including verifiable credits taken for price protection, shelf stock adjustments, other price adjustments, pre-procurement charges by customers (backorder charges limited to only those charges directly resulting from a supply interruption by Blu); and

(d)	any other specifically identifiable costs or charges included in the gross invoice price for the Journey Product customarily deducted in the pharmaceutical industry, including, without limitation, shipping, and insurance.

Journey Net Sales shall be determined in accordance with Accounting Standards, consistent with Journey's books and records applicable in the Territory. Sales of Journey Product between Journey and any of its Affiliates for resale shall be excluded from the computation of Journey Net Sales, but the subsequent resale of Journey Product to an Third Party shall be included within the computation of Journey Net Sales.

"Journey Product" means branded Doxycycline Hyclate 50 mg tablets and 100 mg tablets covered by the Blu ANDA, including samples, for sale to the human market.

"Latent Defect" means any instance where the Journey Product fails to conform to the Specifications for such Journey Product and such failure would not be discoverable upon reasonable physical inspection of such Journey Product or other testing customarily conducted by Journey or its designee upon receipt by Journey in accordance with its standard operating procedures.

"Launch Quantities" has the meaning set forth in Section 4.3(b).

"NDC Number" shall mean a unique 3-segment number that identifies the labeler/vendor, the product and the trade package size.

"Phase 1" shall mean the time period prior to a Third Party Launch.

"Phase 2" shall mean the time period beginning immediately after Phase 1 and ending 2 years afterwards.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

"Phase 3" shall mean the time period commencing upon the expiration of Phase 2 and containing until the termination of the Agreement.

"Product Intellectual Property Rights" means all patent rights, know-how and other intellectual property rights owned or controlled by Blu or its Affiliates covering the manufacture, use or sale of Journey Products.

"Journey Indemnified Parties" has the meaning given in Section 12.1.

"Specifications" means the specifications for the design, composition, manufacture, packaging, branding, labeling, and quality control of the Journey Product as set forth in Schedule A hereto.

"Territory" means the United States of America, its commonwealths, territories and possessions, including the District of Columbia, the Commonwealth of Puerto Rico, the U.S. Virgin Islands, the Marshall Islands, and Guam.

"Third Party" shall mean any entity other than Blu, Journey and their respective Affiliates.

"Third Party Launch" means the commencement by a Third Party that is not an Affiliate of Blu of commercial sales of generic Doxycycline 1-lyclate 50 mg tablets in the Territory intended for human use where such sales are not under the Blu ANDA.

ARTICLE 2
RIGHT TO USE

2.1	Grant of Rights.

(a)               Exclusive Rights. Blu hereby appoints Journey as the exclusive (except as set forth in Section 2.1(b) below) distributor of the Journey Products, with the right to market, promote, distribute, offer to sell and sell the Journey Products, in the Territory under the Blu ANDA. For clarity, the foregoing exclusivity shall prohibit Blu and its Affiliates from directly or indirectly distributing, marketing, selling or accepting orders for the sale of Journey Product and, in the Territory, and from supplying or licensing any Third Party to do each and all of the foregoing, except as set forth in Section 2.1(b) below.

(b)               Nonexclusive Rights. Notwithstanding Section 2.1(a), Blu shall retain the right to market, promote, distribute, offer to sell and sell the Blu 100 mg Product in the Territory under the Blu ANDA. Further, Blu shall retain the exclusive rights to market the 50 mg Product for animal use in the Territory.

(c)               Use of Affiliates. Notwithstanding anything to the contrary contained herein, Journey may discharge any obligations and exercise any right hereunder, or performance hereunder, through any of its Affiliates, provided that Journey shall remain responsible in all cases for compliance with this Agreement by such Affiliates.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

2.2	Restrictions. Except as provided in Section 2.1(b) and Section 2.3, neither Blu nor its Affiliates shall, directly or indirectly during the Term, manufacture, market, promote, distribute, offer to sell or sell a product containing Doxycycline Hyclate in the Territory, including, without limitation Blu Royalty Products.

2.3	Blu Royalty Products. Upon Journey's written approval following a Third Party Launch (which approval will not be unreasonably withheld following a Third Party Launch), the restrictions set forth in Section 2.2 shall terminate solely with respect to Blu Royalty Products.

2.4	Right of First Negotiation.

(a)               During the Term, in the event that Blu desires to enter into an agreement with a Third Party with respect to the sale or other disposition of the Blu ANDA , Blu will notify Journey of the same (a "Application Notice"). If Journey would like to negotiate an Agreement to acquire the Blu ANDA in the Territory, it shall notify Blu in writing of such request within fifteen (15) days after its receipt of an Application Notice (the "Notice Period"). Blu shall, for a period of thirty (30) days following receipt of such notification from Journey (the "Negotiation Period") enter into good faith negotiations with Journey with respect to the acquisition of the Blu ANDA.

(b)               If Journey (i) does not request to pursue such an agreement within the Notice Period, then Blu will be free to enter into an agreement with a Third Party with respect thereto or (ii) does request that the Parties negotiate such an agreement regarding the Blu ANDA within the Notice Period, but the Parties do not conclude an agreement within the Negotiation Period, then Blu shall be free to enter into an agreement with a Third Party but only if (x) this Agreement is assigned to such Third Party, (y) such Third Party agrees in writing (in a form and substance approved in writing by Journey) to assume all of Blu's obligations and liabilities hereunder and (z) Blu guarantees in writing (in a faun and substance approved in writing by Journey) the performance of this Agreement by such Third Party. Any assignment of the Blue ANDA in violation of this Agreement shall be void ab initio.

2.5	ANDA Rights. Blu shall retain all right, title and interest in and to the Blu ANDA during the term of this Agreement. During the term of this Agreement, Blu shall not assign or transfer the Blu ANDA to any Third Party.

ARTICLE 3
SALES AND MARKETING ACTIVITIES

3.1	Commercial Efforts. Journey will use Commercially Reasonable efforts to market and sell the Journey Products. Until a Third Party Launch occurs, Journey will conduct at least [***] Details with the Journey Products in P1 position during each year of this Agreement. Upon a Third Party Launch, the foregoing obligation to conduct minimum details shall terminate. Efforts of Affiliates shall be deemed efforts of Journey. Within 30 days after the last day of each calendar quarter, Journey will provide Blu with a quarterly report of Details that summarizes the number of Details conducted during the respective calendar quarter. The Details will be logged into a computer database that will record all interactions and capture prescriber signatures for samples. Details will be recorded within a reasonable time period of their occurrence.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

3.2	Journey Pricing. Journey will have independent, sole discretion to determine the pricing; terms of sale, marketing, and selling decisions for the Journey Products without any consultation with, input from, or prior notice to Blu.

3.3	Rebate Processing.

(a)               Journey will be solely responsible for all federal, state and local government and private purchasing, pricing or reimbursement programs with respect to its sales of the Journey Product (including, without limitation, co-pay cards), including taking all necessary and proper steps to execute agreements and file other appropriate reports and other documents with governmental and private entities and Journey will be solely responsible for payment and processing of all rebates, whether required by contract or local, state or federal law, for its sales of the Journey Product.

(b)               To the extent Blu is required by Applicable Law to refer to Journey Product sales made by Journey in Blu's government price reports, Journey will provide Blu with aggregate sales figures for the Journey Product sales made by Journey. This information will be contained in the Journey Revenue Share Report provided to Blu pursuant to Section 5.3(c). Blu shall use any data or information relating to pricing that Journey provides under this Section 3.3 or otherwise for the limited purpose of complying with price reporting to regulatory authorities that is required by Applicable Laws and for no other purpose. Blu shall not use any such data or information in connection with its sales, marketing or contract operations.

ARTICLE 4
SUPPLY AND MANUFACTURE

4.1	Bin Supply Obligations. Subject to the provisions of this Article 4, Blu will supply to Journey one hundred percent (100%) of Journey's purchase order requests for the Journey Product. Blu will supply the Journey Product in the dosage forms and unit types set forth on Schedule A.

4.2	Journey Purchase Obligations. Except as set forth below and in Section 4.11, Journey and its Affiliates shall purchase 100% of their requirements of Journey Product from Blu, provided, however, that, commencing upon a Supply Interruption and continuing thereafter until the termination of this Agreement, Journey may at any time purchase from a Backup Manufacturer the percent of its requirements from a Backup Manufacturer that are required by such Backup Manufacturer (as documented in an agreement between the Backup Manufacturer and Journey to qualify and maintain such Backup Manufacturer as a manufacturer of Journey Product. For each tablet of Journey Product ordered and received by Journey from a Backup Manufacturer other than during a Supply Interruption, Journey will pay Blu [***] ($[***]) (the "Overhead Compensation Payment"). The Overhead Compensation Payment will be paid by Journey on a calendar quarter basis within sixty (60) days following the last day of each calendar quarter in which Overhead Compensation Payment accrues. For the avoidance of doubt, no Overhead Compensation Payment is due with respect to Journey Product ordered by Journey during a Supply Interruption.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

4.3	Journey Initial Forecast; Launch Quantities.

(a)               Within thirty (30) days after the Effective Date, Journey will deliver to Blu a forecast for all Journey Product required for the twelve (12) month period commencing on April 1, 2015, excluding Launch Quantities (the "Initial Forecast"). The Initial Forecast will be non-binding upon the parties.

(b)               In addition to Journey Product supplied to Blu pursuant to purchase orders submitted by Journey hereunder, Journey hereby orders, and Blu hereby agrees to supply to Journey, before July 31, 2015 between [***] tablets and [***] tablets of Journey Product (50 mg strength) of Journey Product (which will be provided in [***] ([***]) batches); ("Launch Quantities"). Such Journey Product shall be (i) bottled (i.e., breakdown of trade sizes and sample sizes) as instructed by Journey in writing within thirty (30) days of the Effective Date and (ii) shipped to a destination identified by Journey in writing.

4.4	Ongoing Forecasts. On the fifteenth day of the second month of each calendar quarter (commencing with May 15, 2015), Journey shall provide Blu a good faith 12-month rolling forecast of anticipated orders of Journey Product to be placed during each month of such period (each, a "Forecast"). Each Forecast will specify, on a month-by-month basis during the 12-month period covered by the particular Forecast, the quantity of Journey Product required during such period. The first quarter (consecutive three month period ending in March, June, September or December) of each such Forecast shall be a binding commitment by Journey to place purchase orders for the forecasted quantity of Journey Product (the "Binding Purchase Commitment"). Each such Forecast shall otherwise be non-binding, except as provided below, but shall reflect Journey's good faith expectation (at the time of submitting the Forecast) of the orders of Finished Product and Finished MIT and projected delivery dates during the 12-month period.

4.5	Orders. Journey shall order Journey Product by submitting written purchase orders to Blu specifying (i) the quantity of Journey Product ordered, and (ii) the desired delivery date for such Journey Product, which shall be no earlier than 60 days from submission of purchase order. Journey shall not submit orders more frequently than once every three (3) months without prior agreement from Blu, which agreement will not be unreasonably withheld or delayed. Journey shall submit its purchase order for the binding portion of each Forecast to Blu at least 60 days in advance of the desired delivery date. All purchase orders that do not exceed the forecasted quantity of Journey Product specified in the binding portion of a Forecast or the Initial Forecast shall be deemed accepted by Blu upon receipt. Any purchase order submitted by Journey to Blu shall reference this Agreement and shall be governed exclusively by the terms contained herein. The parties hereby agree that the terms and conditions of this Agreement shall supersede any term or condition in any purchase order, confirmation or other document, furnished by Journey or Blu that is in any way inconsistent with these terms and conditions. Not later than 7 days after receipt of a purchase order, Blu shall confirm its receipt of the purchase order in writing. For any purchase order that exceeds the forecasted quantity specified in the binding portion of a Forecast or the Initial Forecast, the portion of the order not in excess of such quantity shall be deemed accepted by Blu and Blu shall notify Journey whether or not Btu will be able to fulfill the excess portion of such purchase order (or part thereof) and the expected delivery date for fulfillment, provided that in all events, Blu shall use Commercially Reasonable efforts to fulfill the order with respect to such excess portion as soon as reasonably practicable. Blu shall supply to Journey the forecasted quantity in the binding portion of the applicable Forecast or the Initial Forecast by the delivery date set forth in the respective order and shall use Commercially Reasonable efforts to supply to Journey any quantity in excess of such forecasted quantity as soon as reasonably practicable.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

4.6	Shipping. All Journey Products shall be supplied in finished product containers, F.O.B., point of origin and risk of loss and title to the Journey Product shall pass to Journey upon shipment of the Journey Product from Blu's facility located in Dorado, PR. Until so shipped, Blu shall ensure that the Journey Product is handled and stored in accordance with the Specifications, cGMP, and all Applicable Laws. Each shipment of Journey Product will be accompanied by a certificate of compliance confirming that the Journey Product has been manufactured in accordance with this Agreement and the Blu ANDA. Any deviations and investigations related to the Journey Product will be documented by Blu in accordance with the Blu ANDA and the Quality Agreement.

4.7	Quality Agreement. On the Effective Date, the parties are entering into a Quality Agreement in substantially the form attached hereto as Exhibit A, setting forth the specific responsibilities, procedures and guidelines for batch release, quality control testing, quality assurance review, acceptance testing and other quality-related aspects of the manufacture and release of Journey Product, as such agreement may be amended from time to time by mutual written agreement of the parties (the "Quality Agreement"). Each party agrees to perform the responsibilities assigned to such party under the Quality Agreement in accordance with the terms and conditions of the Quality Agreement. In case of any conflict between the provisions of this Agreement and those of the Quality Agreement, the Quality Agreement shall prevail as to any quality-related matter, and this Agreement shall prevail as to all other matters.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

4.8	Quality Audits. Blu shall maintain all quality control documentation and acceptance test results for Journey Product supplied hereunder for a period and in a manner consistent the Quality Agreement, the Blu ANDA, cGMP and Applicable Law. Journey may periodically review such documentation and results, and, as set forth in the Quality Agreement, audit and verify the adherence of Blu to the quality control procedures and standards set forth in the Quality Agreement or prescribed by Applicable Law or cGMP.

4.9	Acceptance/Rejection. Except as set forth in this Agreement, Journey Products may not be returned to Blu. Journey (or its authorized representative) shall perform a reasonable and customary visual inspection of all Journey Product that is reasonably discernible upon such visual inspection not to (i) conform to Specifications, Blu ANDA, Applicable Laws and cGMP or (ii) have at least twenty-two months of shelf life remaining at the time of receipt (unless otherwise agree to in writing by Journey) (collectively, the "Journey Product Requirements"); (in each case, "Non-Conforming Product") within 10 days of receipt of Journey Product by Journey's distributor. Notwithstanding the foregoing, Journey may reject Journey Product after such period following discovery of latent defects in such Journey Product that could not reasonably have been discovered by a reasonable and customary visual inspection, provided that Journey provides to Blu notice of Non-Conforming Journey Product within two (2) days following discovery of such latent defect. If any Journey Product is found to be Non-Conforming Product and is reported by Journey to Blu in the above time frame, then Blu shall, at Journey's request and option (to be exercised by Journey promptly), either: (a) replace such Non-Conforming Product at no additional charge to Journey; (b) refund to Journey the amount paid (if already paid) to Blu for such Non-Conforming Product or cancel the applicable purchase order if not paid; or (c) credit Journey's account in an amount equal to the amount paid for such Non-Conforming Product, and in any case ((a), (b) or (c)) Blu shall reimburse all shipping charges for the Non-Conforming Product from the destination of the original shipment, subject to receipt of invoice. Blu shall reimburse Journey for the reasonable costs incurred by Journey in properly disposing of or shipping to Blu (as instructed by Blu) such Non-Conforming Product, subject to receipt of invoice.

4.10	Dispute Regarding Rejection. If the parties disagree as to whether a particular delivery of Journey Product contains Non-Conforming Product, and cannot resolve such disagreement within 60 days, the parties shall appoint an independent testing laboratory or other appropriate expert mutually acceptable to the parties (the "Testing Laboratory") to (a) review data that are in question or (b) to oversee the evaluation and testing of a sample of Journey Product at the Testing Laboratory. The Testing Laboratory will conduct testing in accordance with the methods established for testing as set forth in the applicable Specifications. The party whose position in the dispute was not supported by the Testing Laboratory's findings shall bear the costs of the Testing Laboratory.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

4.11	Supply Continuity.

(a)               In the event Blu determines that it will not be able to supply Journey Products to Journey in material satisfaction of the most recent orders and/or Forecasts, Blu shall promptly notify Journey in writing of such determination, which notice shall provide Journey with the details on the extent of the expected shortfall of supply, the causes of such inability to supply, and Blu's proposed solution to the problem.

(b)               In the event Journey reasonably believes that Blu will be unable to meet Journey's forecasts for a Journey Product for more than thirty (30) days (a "Supply Interruption"), then Journey shall have the right, upon thirty (30) days written notice to Blu ("Manufacturing Notice"), to manufacture or have manufactured by a Backup Manufacturer (as defined below) the Journey Products unless Journey has, during such thirty (30) day period (the "Assurance Period"), received reasonable evidence of Blu's ability to meet such forecasts and reasonably determined that Blu will be able to meet such forecasts ("Supply Continuity Assurance Confirmation"). Without limiting the generality of the foregoing, a Supply Interruption shall be deemed to occur if:

(i)	Blu, with respect to any order of Journey Product, fails to supply, on a timely basis, at least 90% of Journey Product under such order conforming to the Journey Product Requirements;

(ii)	a Force Majeure Event affecting the performance of Blu specified in Article 8 shall continue for more than sixty (60) days; or

(iii)	any facility involved in manufacturing-related activities regarding the Journey Product (including, without limitation, packaging, labeling, testing, storing and release) is prohibited from, or materially adversely affected in its ability to, produce, store, or otherwise be in involved in the Manufacture or provision of such Journey Product to Journey under this. Supply Agreement by Regulatory Authorities or due to a failure to comply with Applicable Laws or cGMP.

(c)               Notwithstanding anything to the contrary herein, Journey shall at any time during the Term be entitled to qualify itself, its Affiliates and/or one or more Third Parties ("Backup Manufacturers"), to manufacture Journey Products for the purpose of such Backup Manufacturers supplying Journey with Journey Product upon a Supply Interruption. Blu acknowledges that the manufacture of Journey Product by a Backup Manufacturer shall not be a violation of this Agreement or any rights of Blu or its Affiliates.

(d)               Subject to Blu's right to reject a Backup Manufacturer as described below, upon Journey's written request at any time (the "Backup Manufacturer Request"), Blu shall promptly (i) file (within thirty (30) days of Blu's receipt from Journey of all information reasonably necessary to file) with the FDA a supplement to the Blu ANDA and any other documents necessary to designate, qualify, authorize and obtain FDA approval of, Backup Manufacturers identified by Journey in the Backup Manufacturer Request to manufacture Journey Product and (ii) take any other actions reasonably requested by Journey to (x) accomplish such designation, qualification, authorization or approval and (y) obtain approvals necessary for Blu to manufacture or have manufactured Journey Product. Blu shall not take any action that would result in the termination of, or otherwise adversely affect, such designation and authorization. Journey shall reimburse Blu for its reasonable, documented out-of-pocket third party costs incurred in performing its obligations under this Section 4.11(d). If Blu, within seven (7) days of a receipt of a Backup Manufacturer Request, reasonably determines that a Backup Manufacturer identified therein (i) will not be able to manufacture Product in compliance with the Product Requirements, (ii) is at such time a manufacturer of doxycycline or a product which directly competes with Doxycycline, or (iii) reasonably unsuitable from a compliance or risk standpoint, then it may reject such Backup Manufacturer by providing to Journey written notice of the same during such seven (7) day period, which notice shall include reasonably detailed reasons for such rejection.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

(e)               Within thirty (30) days of the Effective Date, Blu shall deliver to Journey (and/or any Backup Manufacturer designated thereby), copies of the Data Package and any other information, including technical information, that is owned or controlled by, or in the possession of, Blu or any Affiliate thereof, that is reasonably necessary or useful to permit a Backup Manufacturer to manufacture Journey Product, including but not limited to information regarding acquiring raw materials from Blu's sources of such raw materials (the "Transferred Know-How"). Blu shall promptly provide any other information requested by Journey from time to time during the Term that is reasonably necessary or useful to permit a Backup Manufacturer to manufacture Journey Product. Blu shall provide Journey or any Third Party designee thereof reasonable assistance, at Journey's request, with respect to understanding and implementing such Transferred Know-How.

(f)                Blu hereby grants Journey a license, until the expiration of the then-current Term to and under all Product Intellectual Property Rights, Transferred Know-How and the Blu ANDA (including a right to reference the Blu ANDA) to (i) use, make and have made Journey Products worldwide for Qualification Purposes-and (ii) sell, offer for sale and import such Journey Products in the Territory. "Qualification Purposes" means (x) qualifying as a manufacturer of Journey Products and (y) maintaining qualification as a manufacturer of Journey Products.

(g)               If there is no Supply Assurance Continuity Confirmation during the Assurance Period, then, effective upon the expiration of the Assurance Period: (i) Blu hereby grants Journey, until the expiration of the then-current Term, a license under and to all Product Intellectual Property Rights, Transferred Know-How and the Blu ANDA (including a right to reference the Blu ANDA) to (x) use, make and have made Journey Products worldwide and (y) sell, offer for sale and import such Journey Products in the Territory and (ii) all of Journey's obligations under Sections 4.1-4.4 shall terminate, except the obligation to make the Overhead Compensation Payment in Section 4.2. For the avoidance of doubt, the obligations set forth in Section 5.3 shall remain in full force and effect.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

(h)               In the event a Supply Interruption occurs and Journey reasonably determines that (i) Blu has resolved the issues that caused the Supply Interruption and (ii) Blu will be able to supply, in compliance with this Agreement, Journey's requirements of Journey Products for a continuous period of twelve (12) months, then (x) the respective Supply Interruption shall be deemed to have ended, (y) Journey shall again be subject to the requirements of Sections 4.1-4.4 and (z) the license set forth in Section 4.11(g) shall no longer be in effect.

ARTICLE 5
CONSIDERATION

5.1	Fees.

(a)               Upon the execution of this Agreement, Journey will pay Blu a refundable fee in the amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the "Initial Fee"). In the event Journey does not receive before July 31, 2015 one hundred percent (100%) of the Launch Quantities in compliance with the Product Requirements, (i) Blu shall refund to Journey the full Initial Fee on or before August 15, 2015 and (ii) until Journey receives such refund in full, Journey is hereby granted a perpetual, irrevocable, fully-paid exclusive right and license under the Blu ANDA and all patent rights, know-how and other intellectual property rights owned or controlled by Blu and its Affiliates to make, have made, use, sell, offer for sale, import and otherwise commercially exploit Journey Products. Notwithstanding anything to the contrary herein, the foregoing license shall survive the termination of this Agreement.

(b)               If Journey receives confirmation from Blu, on or before July 31, 2015, that at least [***] tablets of the Launch Quantities are on Blu's loading dock and ready for shipment to Journey or its designee, then Journey shall pay Blu [***] Dollars ($[***]) within 5 days of such confirmation.

5.2	Purchase Price.

(a)               The price to be paid by Journey for each Journey Product hereunder (the "Price") shall be equal to Cost of Journey Product as of the Effective Date, as adjusted below. At least sixty (60) days prior to each annual anniversary of the Effective Date, the parties shall review the then-current Cost of Journey Product and the parties shall, in good faith, amend the nice by a mutually agreed upon proportionate amount prior to such anniversary to reflect (i) any documented, verifiable decreases or increases in the cost of materials used to manufacture the Journey Product as compared to such costs included in the Cost of Journey Product used as the basis for the then-current Price and (ii) any documented, verifiable decreases, or up to [***]% of any documented, verifiable increases, in labor and allocated overhead used to manufacture Journey Product (based on the full absorption cost allocation method to determine such portion of the cost of manufacturing a Journey Product) as compared to such overhead amount included in the Cost of Journey Product used as the basis for the current Price, provided that (1) any such change in Price shall not be effective until such anniversary.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

(b)               Blu shall invoice Journey for the Price of the Journey Product promptly after delivery of such Journey Product. The Price shall be due and payable by Journey to Blu within thirty (30) days after invoice date of the Product to Journey.

(c)               Blu shall keep complete, true and accurate books of accounts and records for the purpose of determining Cost of Journey Product ("Cost Records"). Such books and records shall be kept for such period of time no less than three years following the end of the calendar year to which they pertain.

(d)               Blu shall use commercially reasonable efforts to minimize the Cost of Journey Product. Such efforts on the part of Blu shall include, but not be limited to, (i) adopting any changes to manufacturing processes, or any other aspect of the manufacturing and supply of Journey Product hereunder proposed by Journey with the intent or having the effect of reducing the Cost of Journey Product, (ii) continually developing and implementing process improvements intended to increase manufacturing efficiencies and decrease manufacturing costs, (iii) obtaining raw materials at the lowest possible price, and (iv) otherwise seeking reductions in its cost to manufacture, handle, store, and otherwise supply Journey Product hereunder.

5.3	Revenue Sharing.

(a)               Journey Revenue Sharing. Journey shall pay Blu the following amounts (the "Journey Revenue Share")

(i)	With respect to the 100 mg form of the Journey Product, Journey shall pay Blu an amount equal to [***] % of Journey Net Sales.

(ii)	With respect to the 50 mg form of the Journey Product, Journey shall pay Blu an amount equal to [***] % of Journey Net Profit with respect to Net Sales occurring during Phase 1 and Phase 2.

(iii)	With respect to Journey Net Sales of the 50 mg —form of the Journey Product occurring during Phase 3, Journey shall pay Blu an amount equal to [***] % of Journey Net Sales.

(b)               Blu Revenue Sharing. Blu shall pay Journey a revenue share (the "Blu Revenue Share") equal to [***] % of Blu Net Sales with respect to Blu Net Sales occurring during Phase 1 and Phase 2. No payments shall be due with respect to Blu Net Sales occurring during Phase 3.

(c)               Payment Terms. Amount payable under Section 5.3 that have accrued during a particular Calendar Quarter shall be paid, on a calendar quarter basis, within 45 days after the end of each calendar quarter during which the payment obligation accrued. Within 45 days after the end of each calendar quarter during which Journey Net Sales have occurred, Journey shall deliver to Blu together with the applicable Journey Revenue Share, a written report summarizing the calculation of such Journey Revenue Share (the "Journey Revenue Share Report"). An example of the Journey Revenue Share Report is attached hereto as Exhibit B. Blu acknowledges that such example is solely for illustrative purposes and that Journey is not bound in any respect by such example. Within 45 days after the end of each calendar quarter during which Btu Net Sales have occurred, Blu shall deliver to Journey together with the applicable Blu Revenue Share, a written report summarizing the calculation of such Blu Revenue Share. Each such report shall be deemed "Confidential Information" of the party providing such report subject to the obligations of Article 10 of this Agreement. For three (3) years after the occurrence of Journey Net Sales, Journey shall keep complete and accurate records of such Journey Net Sales in sufficient detail to confirm the accuracy of the Journey Revenue Share and the calculation thereof. For three (3) years after the occurrence of Blu Net Sales, Blu shall, in accordance with the Accounting Standards, keep complete and accurate records of such Blu Net Sales in sufficient detail to confirm the accuracy of the Blu Revenue Share and the calculation thereof.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

(d)               Journey Net Profit Cost Limits. Within ninety (90) days following the last day of each calendar year in' which Journey pays Blu a Journey Revenue Share pursuant to Section 5.3(a)(ii) (the "Journey Net Profit Share"), Journey shall determine the aggregate Journey Marketing Costs deducted in such calendar year ("Aggregate Annual Marketing Costs"). If the Aggregate Annual Marketing Costs in any such calendar year exceeds the following amounts, as applicable: (i) during the first calendar year of this Agreement, the greater of $[***] or [***] % of Journey Net Sales during such calendar year, (ii) in the second calendar year of this Agreement, the greater of $[***] or [***] % of Net Sales during such calendar year, (iii) in the third calendar year of this Agreement, the greater of $[***] or [***] % of Net Sales during such calendar year, or (iv) in each calendar year thereafter, the greater of $[***] or [***] % of Net Sales during such calendar year (each of items (i), (ii), (iii) and (iv), a "Cost Cap"), then (x) Journey shall recalculate the Journey Net Profit Share for such calendar year (the "Adjusted Journey Net Profit Share"), provided that the Journey Marketing Costs deducted from Journey Net Profit in such calendar year shall not exceed the applicable Cost Cap , and (y) Journey shall, within ninety (90) days following the last day of such calendar year, pay Blu the difference between the Adjusted Journey Net Profit Share and the Journey Net Profit Share actually paid to Blu for such calendar year. Journey shall, in accordance with the Accounting Standards, keep complete, true and accurate books of accounts and records for the purpose of determining Journey Net Profit Share. Such books and records shall be kept for such period of time no less than three years following the end of the calendar year to which they pertain.

5.4	Audit Rights.

(a)               During the term of this Agreement and for a period of 60 days thereafter upon not less than 30 days' prior written notice, Journey shall permit an independent, certified public accountant of national recognition (for the purposes of this Section 5.4, the "Auditor") selected by Blu and reasonably acceptable to Journey, which acceptance shall not be unreasonably conditioned, withheld or delayed, to audit or inspect those books or records of Journey that relate to the Journey Revenue Share for the sole purpose of verifying such payments.

(b)               During the term of this Agreement and for a period of 60 days thereafter upon not less than 30 days' prior written notice, Blu shall permit an Auditor selected by Journey and reasonably acceptable to Blu, which acceptance shall not be unreasonably conditioned, withheld or delayed, to audit or inspect (i) those books or records of Blu that relate to the Blu Revenue Share for the sole purpose of verifying such payments and (ii) the Cost Records for the sole purpose of verifying the Cost of Journey Products.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

5.5	Payment Dispute. In the event Journey disputes a payment due to Blu hereunder in good faith, Journey shall pay the undisputed portion during the time period required herein and the parties shall work together in good faith to resolve such dispute.

ARTICLE 6
TERM & TERMINATION

6.1	Term. The term of this Agreement will commence on the Effective Date, and subject to the terms of this Article 6, will continue for ten (10) years thereafter (the "Initial Term"). Upon the expiration of the Initial Term, the term of this Agreement shall automatically renew for additional three (3) year periods (each, a "Renewal Term" and, together with the Initial Term, the "Term") until such time as a period gives the other party notice of termination at least one hundred eight (180) days prior to the expiration of the Initial Term or the then current Renewal Term.

6.2	Termination by Blu. This Agreement may be terminated by Blu:

(a)               If Journey shall be in breach of any material obligation hereunder and has not cured such breach within ninety (90) days after receipt of a notice from Blu requesting the correction of such breach (unless such breach is by its nature not susceptible of being cured or the giving of such notice would be futile or impracticable, in which event no notice shall be necessary). Such termination shall be effective upon the occurrence of such breach or, if a right to cure exists, upon failure of Journey to cure such breach within the specified time period. For the avoidance of doubt, a breach of the Binding Purchase Commitment shall be deemed a breach of a material obligation;

(b)               Upon the filing or institution of any bankruptcy, reorganization, liquidation or receivership proceedings by Journey, or upon the failure by Journey for more than ninety (90) days to discharge or obtain the dismissal of any such actions filed against it. Such termination shall be effective upon receipt of notice from Blu.

6.3	Termination by Journey. This Agreement may be terminated by Journey:

(a)               if Blu shall be in breach of any material obligation hereunder (other than a payment obligation), and has not cured such breach within ninety (90) days after receipt of a notice from Blu requesting the correction of such breach (unless such breach is by its nature not susceptible of being cured or the giving of such notice would be futile or impracticable, in which event no notice shall be necessary). Such termination shall be effective upon the occurrence of such breach or, if a right to cure exists, upon failure of Blu to cure such breach within the specified time period;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

(b)              upon the filing or institution of any bankruptcy, reorganization, liquidation or receivership proceedings by Blu, or upon the failure by Blu for more than ninety (90) days to discharge or obtain the dismissal of any such actions filed against it. Such termination shall be effective upon receipt of notice from Journey;

(c)               upon a breach by Blu of Section 2.4 or 2.5; or

(d)              if (i) Journey does not receive confirmation from Blu of the availability for shipment of the Launch Quantities in compliance with the Product Requirements before July 31, 2015 or (ii) if such Launch Quantities are not available at such time.

6.4	Effect of Expiration or Termination.

(a)            Upon expiration or termination of this Agreement, Journey and its Affiliates shall immediately cease all sales, marketing and distribution of the Journey Product except that Journey and its Affiliates shall have the right to market, distribute, offer to sell and sell the remaining Journey Product then on hand in their inventory as of the date of such expiration, consistent with Journey's existing practices, which shall not be commercially unreasonable.

(b)              Upon termination of this Agreement by Journey pursuant to Section 6.3, Journey shall have the option, in its sole discretion, to cancel all or any portion of any then outstanding purchase orders.

(c)              Termination of this Agreement for any reason will not release either party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either party hereto which is expressly stated elsewhere in this Agreement to survive such termination.

ARTICLE 7
REGULATORY MATTERS

7.1	Facility Licenses. Blu shall obtain and maintain, or cause to be obtained and maintained, for the facility(ies) at which Journey Product is manufactured, labeled, packaged, tested or stored, all permits, licenses and approvals (including facilities licenses) required for the manufacture and supply of Journey in compliance with this Agreement. In the event Blu subcontracts any of its obligations hereunder, Blu shall be responsible for the subcontractors compliance with the terms and conditions of this Agreement, and Blu shall be responsible for the performance of such subcontractors.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

7.2	FDA Communications. Journey and Blu agree, to promptly notify the other party in the event they receive any communication or notice from FDA with respect to the Journey Product or Doxycycline Hyclate and each party will promptly provide a copy of such communications to the other. The parties will cooperate in good faith in responding to any such FDA inquiry or in making any report to FDA with respect to the Journey Product. Journey will have the responsibility in the Territory for complying with all regulatory requirements and other matters which relate solely to Journey's acting as a distributor of the Journey Product in the Territory. All other regulatory reporting matters (including adverse event and product complaint reporting) will be Blu's responsibility for the Journey Product.

7.3	Labeling and Packaging.

(a)               Journey shall obtain NDC Numbers for the Journey Product and shall distribute and sell only the Journey Product bearing the applicable NDC Numbers. Blu shall promptly submit to the FDA and DailyMed the Journey Product label under the Blu ANDA . Journey is responsible for other drug listing of their private label Journey Product.

(b)               All Journey Products will be private labeled by Blu with the names and trademarks chosen by Journey (the "Journey Product Marks"). As part of the manufacture of Journey Products, Blu shall package and label the Journey Products in accordance with the Specifications. Except as required to fulfill contractual obligations hereunder, Blu shall not apply any trademarks, trade names, logos or other branding items to packaging and labeling for the Products other than (i) Journey Product Marks and (ii) the Blu trademarks set forth in the Specifications. Journey hereby grants Blu a nonexclusive license to use the Journey Product Marks to package and label the Journey Products in accordance with the Specifications. Blu shall not use the Journey Product Marks for any other purpose. Journey shall retain all right, title and interest in and to the Journey Product Marks. All use of the Journey Product Marks shall inure to the benefit of Journey. During the Term and thereafter, Blu shall not in any event (i) register or, any trademark which is confusingly similar to the Journey Product Marks or Journey or (ii) use the Journey Product Marks in any manner whatsoever which may jeopardize the significance, distinctiveness or validity thereof. Blu hereby recognizes the validity of the Journey Product Marks and the registrations thereof, and will not, during the Term or thereafter, contest the validity thereof During the Term and thereafter, Journey shall not in any event (i) register or, any trademark which is confusingly similar to the Blu Product Marks or Blu or (ii) use the Blu Product Marks in any manner whatsoever which may jeopardize the significance, distinctiveness or validity thereof. Journey hereby recognizes the validity of the Blu Product Marks and the registrations thereof, and will not, during the Term or thereafter, contest the validity thereof.

7.4	Recalls. Blu and Journey will each notify the other party promptly, and in any event within twenty-four (24) hours, if any batch of Journey Product is the subject of a recall or market withdrawal, and the parties will reasonably cooperate in the handling and disposition of such recall or market withdrawal; provided, however, in the event of a disagreement as to any matters related to such recall or market withdrawal, other than the determination of who will bear the costs as set forth in the immediately following sentence, Blu will have the final authority with respect to any product recall relating to the Journey Product. Blu will bear the cost of all recall or market withdrawals of Journey Product. Journey will maintain records of all sales of Journey Product and all customers sufficient to adequately administer a recall or market withdrawal for the longer of one (1) year after termination or expiration of this Agreement or the period required by Applicable Law or cGMP. Blu will be responsible for administering the physical aspects of any recalls or market withdrawals with respect to the Journey Product. Blu will provide Journey Product to Journey at Bill's expense to replace the recalled Journey Product.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

7.5	Complaints. Journey and Blu will each notify the other of any product complaints made by customers that will or could cause an FDA "field alert" to be issued, within twenty-four (24) hours of the decision to file a field alert and will thereafter reasonably cooperate with each other relative to any investigation or inquiry that may be initiated by FDA with respect thereto. For purposes of clarification, the parties acknowledge that the foregoing complaint handling procedures will only apply to complaints which implicate the manufacturing, packaging, testing or storage of the Journey Product.

7.6	Inspection by Journey. Blu agrees that Journey and its respective agents (but no more than a total of three persons per inspection) shall have the right, pursuant to a reasonable confidentiality agreement with Blu, no more than once per calendar year (unless any such inspection reveals a material compliance issue, in which event Journey and its respective agents shall have the right to conduct such additional inspections during such calendar year as necessary to verify that such issue has been remedied), upon reasonable prior notice to Blu and during business hours, to inspect the portion of the facility where Journey Product is manufactured or stored as well as to observe the manufacturing of the foregoing, including inspection of (a) the raw materials used in the manufacture of the foregoing, (b) the holding facilities for such raw materials, (c) the equipment used in the manufacture of the foregoing, and (d) all material records reasonably relating to such manufacturing and the manufacturing facility, to the extent they relate to Journey Product. Following such inspection, Journey shall discuss its observations and conclusions with Blu. If the parties shall mutually agree that any corrective actions by Blu are necessary, Blu shall use 'Commercially Reasonable Efforts to implement such agreed corrective actions as soon as practicable.

7.7	FDA Inspections. In the event Blu's or Blu's Contract Manufacturer's manufacturing, packaging, testing or storage facility (or facilities) producing Journey Product is/are inspected by representatives of any federal agency in connection with Blu's or Blu's Contract Manufacturer's manufacture of the Journey Product, Blu will notify Journey within twenty four hours upon learning of such inspection, and will supply Journey with complete copies of any correspondence or communications or portions thereof which relate to the Journey Product.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

7.8	Inquiries from Health Care Professionals. Blu shall provide reasonable assistance to Journey in its preparation and filing with appropriate regulatory agencies (both federal and state agencies) related to reimbursement and health care insurance' filings required for the marketing and distribution of Journey Product in the Territory by Journey. Blu and Journey will work together in good faith to develop such necessary regulatory strategies, which may be required for purposes of this Agreement. In addition, Blu will provide Journey with copies (in electronic format if available) of those materials, which Blu uses to respond to inquiries regarding applicable products from consumers and health care professionals.

ARTICLE 8
FORCE MAJEURE

If either party is prevented from performing any of its obligations hereunder (except for any financial payments due hereunder) due to any cause that is beyond the non-performing party's reasonable control and could not have been avoided through the use of Commercially Reasonable efforts, including fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; court injunction or other court order; war, terrorist act or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carriers (each, a "Force Majeure Event"), such non-performing party will not be liable for breach of this Agreement with respect to such non-performance to the extent any such non-performance is due to a Force Majeure Event. Such non-performance will be excused for as long as such event will be continuing, provided that the non-performing party gives written notice to the other party of the Force Majeure Event within three (3) Business Days. Such non-performing party will exercise all reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable.

ARTICLE 9
INSURANCE

Each party shall procure and maintain at its cost insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of comparable companies with respect to similar obligations and liabilities, at all times during the Term. Each party will, on request, provide to the other party evidence of such insurance coverage. Upon execution of the agreement Journey will provide Blu with evidence of limits on premise liability, personal injury, advertising injury and Products Liability. Products Liability limits will be at a minimum of $[***]. Furthermore Journey will provide Blu with a certificate of insurance naming Blu as additional insured and must specifically list the Journey Product. Upon execution of the agreement Btu will provide Journey with evidence of limits on premise liability, personal injury, advertising injury and Products Liability. Products Liability limits will be at a minimum of $[***]. Furthermore Blu will provide Journey with a certificate of insurance naming Journey as additional insured and must specifically list the Journey Product.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

ARTICLE 10
CONFIDENTIALITY

10.1	Generally. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, each party agrees that, during the Term and for five (5) years thereafter, such party (the "Receiving Party") shall keep confidential and shall not publish or 'otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any information furnished to it by the other party (the "Disclosing Party") pursuant to this Agreement (collectively, "Confidential Information"). The Receiving Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information.

10.2	Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party without the use of Information provided by the Disclosing Party.

10.3	Authorized Disclosure. Each Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement (including as reasonably necessary for the Receiving Party's performance of its obligations under this Agreement), or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)            complying with applicable court orders, applicable laws, rules or regulations, or the listing rules of any exchange on which the Receiving Party's or its Affiliate's securities are traded;

(b)              enforcing the Receiving Party's rights under this Agreement;

(c)             in the case of Journey, manufacturing, or having manufactured, the Product upon a Supply Interruption; provided that any such Receiving Party agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Article 10;

(d)              disclosure to the Receiving Party's Affiliates and to the Receiving Party's and its Affiliates' employees, consultants, contractors or agents who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, employee, consultant, contractor or agent agrees to be bound by teams of confidentiality and non-use comparable in scope to those set forth in this Article 10;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

(e)              disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by obligations of confidentiality and non-use comparable in scope to those set forth in this Article 10, provided that the duration of such obligations may be shorter than the duration of those set forth in this Article 10.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party's Confidential Information pursuant to Section 10.3, Section 10.5 or Section 10.6, it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.

10.4	Press Releases. Except as required by applicable securities laws or the listing rules of any stock exchange on which securities issued by a party or its Affiliates are traded, neither party shall make any public announcement concerning this Agreement or the terms or subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed. In the event of a required public announcement, to the extent practicable under the circumstances, the party making such announcement shall use Commercially Reasonable efforts to provide the other party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other party a reasonable opportunity to review and comment upon the proposed text, unless the proposed text is substantially the same as that used in any prior public disclosure, press release or public statement made in accordance with this Section 10.4.

10.5	Filing of this Agreement. The parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a party or its Affiliate are traded, and each party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each party will ultimately retain control over what information to disclose to any securities authority or stock exchange, as the case may be, and provided further that the parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither party (nor any of its Affiliates) will be obligated to consult with or obtain approval from the other party with respect to any filings to any securities authority or stock exchange.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

10.6	Use of Name. Neither party shall use the name, insignia, symbol, trademark, trade name or logotype of the other party (or any abbreviation or adaptation thereof) in any publication, press release or marketing and promotional material without the prior written approval of such other party in each instance, which approval shall not be unreasonably conditioned, withheld or delayed. The restrictions imposed by this Section 10.6 shall not prohibit either party from making any disclosure (a) identifying the other party as a counterparty to this Agreement to its investors, lenders or other financing sources, (b) that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body (provided, that any such disclosure shall be governed by this Article 10), (c) that is necessary for the performance by of its obligations or exercise of its rights as contemplated by this Agreement or (d) with respect to which written consent has previously been obtained.

ARTICLE 11
REPRESENTATIONS AND WARRANTIES

11.1	Mutual Representations and Warranties. Each party hereby represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any Applicable Laws or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

11.2	Blu Representations and Warranties. Blu represents, warrants and covenants to Journey that:

(a)               all Journey Product: (i) at the time of delivery, will conform to the applicable Product Requirements; (ii) will have been manufactured, tested, packaged and released in accordance with cGMP, Applicable Laws and Blu's obligations under the Quality Agreement; and (iii) will not be adulterated or misbranded or otherwise defective within the meaning of the ACT or any other Applicable Laws;

(b)               Blu has the full right, power and authority to grant to Journey the rights and licenses granted to Journey hereunder;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

(c)               Blu has not granted, and it shall not grant during the Term, to any Third Party any license or other right to distribute branded 50mg tablets and/or 100mg tablets of Doxycycline Hyclate for human use;

(d)               the Blu ANDA has been approved by the FDA;

(e)               Blu will maintain the Blu ANDA in effect during the Term and will not take any action that will adversely affect the Blu ANDA or Journey's rights to market, promote, sell and distribute the Journey Product thereunder;

(f)                Blu solely owns all right, title and interest in and to the Blu ANDA;

(g)               Blu (i) is not a party to any legal action, suit or proceeding relating to the Journey Product or, except as set forth in Schedule C, Blu ANDA; and (ii) has not received any written communication from any Third Party (including the FDA or any other regulatory or governmental authority) threatening any action, suit or proceeding relating to the Blu ANDA or Journey Product;

(h)               Blu has and will convey to Journey good title to Journey Products free and clear of any security interests, liens, or other encumbrances of any kind or character; and

(i)                 Blu shall comply with all applicable laws, consent decrees, and regulations of any Federal, state, or other governmental authority.

11.3	Journey Representations and Warranties. Journey represents, warrants and covenants to Blu that:

(a)               Journey has the full right, power and authority to enter into this Agreement;

(b)               Journey (i) is not a party to any legal action, suit or proceeding impacting its ability to sell the Journey Product; and (ii) has not received any written communication from any Third Party (including the FDA or any other regulatory or governmental authority) threatening any action, suit or proceeding impacting its ability to sell the Journey Product;

(c)               Journey shall comply with all applicable laws, consent decrees, and regulations of any Federal, state, or other governmental authority.

(d)               Journey will use Commercially Reasonable efforts to market and sell the Journey Products.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

11.4	Debarment. The parties each hereby represent and warrant to the best of their knowledge after reasonable investigation, that neither it, nor any of its employees or agents who will participate in the performance of this Agreement, have been, are currently, or are the subject of a proceeding that could lead to their or such employees or agents becoming, as applicable, a Debarred Entity, Debarred Individual, Excluded Entity, Excluded Individual, Convicted Entity, or Convicted Individual. The parties further covenant, represent and warrant that, if during the Term of this Agreement it becomes aware that, it, or any of its employees or agents participating in the performance of their obligations hereunder, become or are the subject of a proceeding that could lead that party, employee or agent becoming, as applicable, a Debarred Entity, Debarred Individual, Excluded Entity, Excluded Individual, Convicted Entity or Convicted Individual, then it will immediately notify the other party. In the event of such a notice, the parties will promptly discuss necessary measures to avoid such a circumstance from affecting a party's performance under this Agreement

11.5	LIMITATION OF LIABILITY. EXCEPT FOR (1) LIABILITY FOR BREACH OF ARTICLE 7, (ii) LIABILITY FOR A BREACH BY BLU OR ITS AFFILIATES OF SECTION 2.2 AND (iii) ANY DAMAGES ARISING FROM A PARTY'S WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER INDIRECT DAMAGES, INCLUDING LOST REVENUE AND LOST PROFITS, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHER LEGAL THEORY, IN CONNECTION WITH THIS AGREEMENT; provided, however, that this Section 11.5 shall not be construed to limit either party's indemnification obligations under Article 12.

ARTICLE 12
INDEMNIFICATION

12.1	Indemnification by Blu. Blu will indemnify and hold harmless Journey, its Affiliates, and each of their respective current or former directors, officers, employees, agents and representatives (the "Journey Indemnified Parties") from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses (including all reasonable attorneys' fees and expenses) (collectively "Damages") from third parties that may be sustained, suffered or incurred by the Journey Indemnified Parties, arising from or in connection with (i) the breach by Blu of any warranty, representation, covenant or agreement made by Blu in this Agreement, or (ii) the intentional misconduct or gross negligence of any Blu Indemnified Party in connection with this Agreement or the Journey Product, or (iii) a breach of Blu's responsibilities pursuant to the Quality Agreement, or (iv) Blu or any of Blu's Affiliates' infringement of the intellectual property rights of a Third Party, except, in the case of clauses (i)-(iv) immediately above, for Damages for which Journey has an obligation to indemnify the Blu Indemnified Parties pursuant to Section 12.2 as to which Damages each of Blu and Journey shall indemnify the other party to the extent of its respective liability for such Damages.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

12.2	Indemnification by Journey. Journey will indemnify and hold harmless Blu, its Affiliates, and each of their respective current or former directors, officers, employees, agents and representatives (the "Blu Indemnified Parties") from and against any and all Damages from third parties that may be sustained, suffered or incurred by the Blu Indemnified Parties, arising from or in connection with (i) the breach by Journey of any warranty, representation, covenant or agreement made by Journey in this Agreement; (ii) Journey's or its distributors' promotion, marketing, manner of distribution and commercialization of the Journey Products, except to the extent that any of the foregoing arises out of or results from the breach of this Agreement by Blu or the negligence or willful misconduct of Blu; (iii) the intentional misconduct or gross negligence of any Journey Indemnified Party in connection with this Agreement or the Journey Product, or (iv) a breach of Journey's responsibilities pursuant to the Quality Agreement, except, in the case of clauses (i)-(iv) immediately above, for Damages for which Blu has an obligation to indemnify the Journey Indemnified Parties pursuant to Section 12.1 as to which Damages each of Journey and Blu shall indemnify the other party to the extent of its respective liability for such Damages.

12.3	Claims. Each Blu Indemnified Party and Journey Indemnified Party ("Indemnified Party") agrees to give the indemnifying party prompt written notice of any matter upon which such Indemnified Party intends to base a claim for indemnification (an "Indemnity Claim") under this Article 12. In the event that an Indemnity Claim is brought or made against both parties, then each party will have the right to be represented by counsel at its own expense. Notwithstanding the foregoing, in the event that such Indemnity Claim relates solely to causes covered by Section 12.1 hereof, then Blu will assume full control of the defense of such Indemnity Claim including without limitation the settlement thereof All expenses of such suit, claim or proceeding, including the settlement and the payment of any damages thereof, will be borne solely by Blu. Notwithstanding the foregoing, in the event that such Indemnity Claim relates solely to causes covered by Section 12.2 hereof, then Journey will assume full control of the defense of such Indemnity Claim including without limitation the settlement thereof. All expenses of such suit, claim or proceeding, including the settlement and the payment of any damages thereof, will be borne solely by Journey. The Indemnified Party will make available to the indemnifying party and its counsel, at all reasonable times during normal business hours, all books and records of the other party relating to such suit, claim or proceeding, and each party will render to the other party such assistance as it may reasonably require in order to ensure proper and adequate defense of any such suit, claim or proceeding. The indemnifying party will obtain the written consent of the Indemnified Party prior to settling, ceasing to defend or otherwise disposing of any Indemnity Claim if as a result thereof the Indemnified Party would become subject to injunctive or other equitable relief or the business of the Indemnified Party would be adversely affected in any manner whatsoever.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

ARTICLE 13
INFORMAL DISPUTE RESOLUTION; EXCLUSIVE JURISDICTION

13.1	Informal Dispute Resolution. Unless otherwise expressly provided for herein, any claim or controversy between the parties arising out of or relating to the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of this provision) will be identified in writing and presented to the other party. Within twenty (20) days after delivery of such notice of dispute, the President of Blu and the President of Journey (or another executive of a party or an Affiliate designated by a party's respective President) (the "Designated Officers") will meet (either in person or via telephone conference) at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute in good faith. All reasonable requests for information made by one party to another will be honored. All negotiations pursuant to this clause are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If such Designated Officers cannot resolve such dispute within ten (10) days after such initial meeting, then each party reserves its right to any and all remedies available under law or equity with respect to any other dispute. Notwithstanding anything to the contrary herein, each party may seek immediate or other equitable relief against the other party at any time to enforce their proprietary rights in confidential information or other intellectual property rights.

13.2	Exclusive Jurisdiction and Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. Each of the parties hereto irrevocably consents to the sole and exclusive jurisdiction and venue of the state and federal courts located in Delaware in all matters arising out of this Agreement and expressly waives all objections to jurisdiction and venue in such state and federal courts. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by facsimile, by first class mail, or by any other way permissible under applicable laws and shall be deemed effectively given upon receipt. The parties agree that, with respect to any action arising out of this Agreement, A RIGHT TO TRIAL BY JURY IS HEREBY WAIVED.

ARTICLE 14
MISCELLANEOUS

14.1	Amendment. The parties may add additional products to this Agreement from time to time. The parties will prepare a Schedule and attach the new Schedule as an amendment to the Agreement, signed and dated by both parties. No modification, change or amendment to this Agreement will be effective unless in writing signed by each of the parties hereto.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

14.2	Relationship of the Parties. The relationship of Journey and Blu established by this Agreement is that of independent contractors, and nothing contained herein will be construed to (1) give either party any right or authority to create or assume any obligation of any kind on behalf of the other, or (ii) constitute the parties as partners, joint venturers, co-owners, or otherwise as participants in a joint or common undertaking.

14.3	Third Party Rights. Nothing in this Agreement will be deemed to create any Third Party beneficiary rights in or on behalf of any other person.

14.4	Entire Agreement. It is the mutual desire and intent of the parties to provide certainty as to their respective future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The parties have, in this Agreement (including the Schedules and Exhibits hereto), and the Quality Agreement referred to herein, incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement, and, except as provided for herein, neither party makes any covenant or other commitment to the other concerning its future action. Accordingly, this Agreement and the Schedules and Exhibits hereto and the Quality Agreement referred to herein (i) constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and there are no promises, representations, conditions, provisions or teens related thereto other than those set forth in this Agreement; and (ii) supersedes all previous understandings, agreements and representations between the parties, written or oral.

14.5	Headings and Examples. The Article and Section headings contained in this Agreement and any examples attached hereto are for reference purposes only and will not affect in any way the meaning and interpretation of this Agreement.

14.6	Notices. All notices and other communications hereunder will be in writing, will be delivered personally, or sent by national overnight delivery service or postage pre-paid registered or certified U.S. mail, and will be deemed given: when delivered, if by personal delivery or overnight delivery service; or if so sent by U.S. mail, five (5) Business Days after deposit in the mail, and will be addressed:

If to Journey:	Journey Medical Corporation 9237 E. Via de Ventura Blvd Suite 135 Scottsdale AZ 85258 Attention: President
If to Blu:	Blu Caribe, Inc. [***]

or to such other place as either party may designate by written notice to the other in accordance with the terms hereof.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

14.7	Failure to Exercise. The failure of either party to enforce at any time for any period any provision hereof will not be construed to be a waiver of such provision or of the right of such party thereafter to enforce each such provision, nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. Remedies provided herein are cumulative and not exclusive of any remedies provided at law.

14.8	Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, except that either party may assign its rights and/or obligations hereunder to any successor in interest by way of merger, acquisition or sale or transfer of all or substantially all of its business or assets to which this Agreement relates. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

14.9	Severability. In the event that any one or more of the provisions (or any part thereof) contained in this Agreement or in any other instrument referred to herein, will, for any reason, be held to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement will remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions will be deemed inoperative to the extent that they may conflict therewith and will be deemed to be modified to conform with such statute or rule of law. In the event that the terms and conditions of this Agreement are materially altered as a result of this Section 14.9, the parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.

14.10	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

14.11	Survival. Articles 1, 6, 10, 12, 13 and 14, Sections 5.4 and 11.5, and any other terms of this Agreement which by their nature would continue beyond the termination, cancellation, or expiration of this Agreement, will survive the termination of this Agreement in accordance with the respective terms thereof

[SIGNATURE PAGE FOLLOWS]

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED

INFORMATION HAS BEEN MARKED WITH “[***].

IN WITNESS WHEREOF, the Parties have caused this License and Supply Agreement to be executed and delivered by their respective duly authorized officers as of the day and year first above written.

JOURNEY MEDICAL CORPORATION

By:	/s/ Claude Maraoui

Name:	Claude Maraoui

Title:	President & CEO

BLU CARIBE, INC.

By:	/s/ Bill Luster

Name:	Bill Luster

Title:	President